Exhibit 10.8

Task Submission and Publication Agreement

EPWK Network (hereinafter referred to as the “Website,” “EPWK” or “We”) provides services in accordance with the provisions of the ” Task Submission and Publication Agreement” (hereinafter referred to as the “Agreement”), and this Agreement shall have the effect of the contract. You (“Buyer” or “Task Publisher”) should read this Agreement carefully, review and accept this Agreement before issuing the task.

1. Confirmation and Effectiveness of this Agreement

1. By electing to post the assignment, Buyer has fully read, understood and agreed to enter into this Agreement with the Website and is voluntarily bound by the terms of this Agreement. According to the development of the Internet and the changes of the relevant laws and regulations of the People’s Republic of China, EPWK will continuously improve the quality of service and modify the terms of service, and make reasonable changes to the content, term and so on of the service.

EPWK has the right to update this Agreement at any time without prior notice. In case of any discrepancy between the current “Posting task” services and procedures of EPWK and those described by our staff, the description in this Agreement shall prevail. The expression of the Buyer’s rights and obligations, purchasing procedures and fees are subject to the latest Terms of Service. If the Buyer does not agree to the modification of the terms, it will not affect the assumption of the liabilities and obligations that have occurred; If the Buyer continues to use the Post Assignment Service after the terms have been changed, the Buyer shall be deemed to have accepted the modification of this Agreement.

2. Please read this Agreement carefully before issuing the assignment.

3. When the Buyer checks “Have read and agree to the Agreement” in the process of Posting tasks, it means that the Buyer has carefully read and fully accepts all terms under this Agreement. If the Buyer does not accept these terms, please do not accept the service and post the assignment. Once the Buyer has checked the box “Has read and agrees to the Agreement”, this Agreement will become effective immediately. Only the Buyer has checked the “have read and agree to the Agreement” for its service of Posting tasks. If the Buyer refuses to check “Have read and agree to the Agreement”, the assignment cannot be released.

4. The Buyer shall be deemed to be a natural person with full capacity for civil rights, full capacity for civil conduct and independent responsibility in accordance with the laws of the People’s Republic of China, and shall understand and fully agree to all service agreements of this website and the contents of this Agreement. And any modifications to the Website Service Agreement and this Agreement made by EPWK from time to time.

Matters not agreed upon in this Agreement shall be subject to the provisions stipulated in other service agreements on this website.

2. Rights and Obligations

1. When the Buyer uses the post task service, it means that the Buyer promises not to publish any untrue content, violation of national laws, regulations, social morality, infringement of the rights and interests of the third party or any other unqualified content that is not in accordance with the rules and regulations of the website of EPWK. And ensure that the information submitted is true, accurate, timely, detailed and complete, otherwise EPWK has the right to delete or refuse to include.

2. The Buyer promises in a guest site website and its links to any information does not infringe the legitimate rights and interests of the third party, such as a third party on the grounds that legitimate rights and interests are violated and provide prima facie evidence after a request to delete the dispute information on the website, we have the right to delete the dispute information after notify the Buyer and shall not be liable for breach of contract. If verified, if the Buyer belongs to the no-fault party, we will restore the Buyer’s information. If the Buyer belongs to the fault party, we will not restore the deleted information.

3. The Buyer agrees that EPWK has the right to use the facts and successful cases of the services received by the Buyer on the EPWK website for free commercial use.

4. If the service is suspended due to the third party or the Buyer’s own reasons, the service will be automatically terminated, EPWK will not assume any responsibility.

3. Breach of the Agreement

1. If the Buyer, in violation of this Agreement, publish any untrue, in violation of national laws, regulations, social ethics, a guest site prohibited task type and other does not conform to the rules, such as complaints by others or our unilateral judgment is true, a guest network has the right to directly terminate the agreement and permanently prevent the Buyer from use all or part of the services. We are not liable and liable for any loss suffered by the Buyer under these circumstances.

2. If the Buyer uses the Website to engage in illegal acts, it has the right to terminate this Agreement and require the Buyer to compensate for the losses.

3. If the Buyer is complained about or unilaterally judged during the use of the Release Task Service that the information provided to the Website is untrue or the motive or behavior intention of the Buyer violates this Agreement, we have the right to directly block the Buyer’s account, delete the untrue information, and send a written or oral notice to the Buyer at the same time to require the Buyer to submit the relevant supporting information within the specified period. The Buyer, after receiving our written and oral notice, must submit the above designated certification documents within the notice period, otherwise we have the right to directly and permanently prevent the Buyer from using all or part of the services without notifying the Buyer again. We are not liable for any loss suffered by the Buyer under these circumstance.

4. If the Buyer is complained about by others or from the unilateral judgment of any damage to the reputation of the website, we shall have the right to terminate the Buyer’s membership and directly and permanently prevent the Buyer from using all or part of the services. It also reserves the right to pursue legal liability from the Buyer.

5. If the Buyer causes any loss to the third party due to the above actions, EPWK will not be liable. At the same time, the Buyer will be required to compensate for the losses suffered by EPWK due to the rights protection of the third party, including but not limited to all litigation costs, reasonable lawyer fees, transportation expenses and other expenses incurred by EPWK to settle the dispute.

4. Task Publishing Rules

1. The task publisher has the right to independently set prices, independently choose the task release mode, customize the release task requirements, freely stipulate the task completion time, freely select the winning member and the winning plan, and make satisfactory payment, etc.

2. Before selecting the bid, the task publisher should host 100% of the task bounty to the website, so that the bidders can firmly believe in the sincerity and integrity of the Buyer.

3. Distribution principle of task reward:

1) EPWK network will charge the platform service fee (Witkey 10%, VIP Witkey will not be charged).

2) Single bounty, multiple bounty: Witkey winning the bid will get 80% of the bounty, Witkey who has entered into the final bidding round will get 10% of the bounty; EPWK will get 10% of the bounty as the platform service fee;

3) Piecework: Winning the bid will get 90% of the bounty and pay 10% the platform service fee

4) Direct employment task: winning the bid will get 100% of the bounty.

Note: If the task is introduced by the promoter, it will receive 10% of the task bounty.

4. At least one winner must be selected for each task, and at least one bidder receives the bounty. If the Buyer chooses multiple bids, the source documents can only be obtained from the winner of the first prize task bounty. The form of transfer of source documents shall be agreed by both parties, which can be carried out through EPWK or other means（Single reward, multiple reward task, the same job bid and shortlisted EPWK cannot be the same as a person）.

5. If the task publisher does not receive satisfactory works, it can increase the price and postpone the collection, or ask the members to modify. If the result of the task is not satisfactory, the Buyer can choose to increase the price and postpone the task. There are three chances to increase the price of the task, and the amount of each increase of the delayed task shall not be less than 20% of the total amount of the existing task and the amount of the increase shall not be less than 50 yuan. Each extension cannot exceed 7 days.

6. To be fair, any member of the Buyer’s organization is not allowed to participate in the tasks posted by him in any form. Once found, it will be deemed that the Buyer entrusts EPWK network to host and select according to the rules of the website.

7. If Witkey tries to coerce the task publisher with the excuse of handing over the source files, it will be deducted the relevant credit value of Witkey and cancel the qualification of the medium bid. At the same time, the task will extend the corresponding time for free to continue to collect works.

8. After the completion of the task, the task publisher has 7 days to select the work, if there is no special reason, should be published within 7 days or the bid extension. If the website does not select the manuscript or does not increase the price within 3 days after notifying the customer by phone, it will be deemed that the task publisher enlists EPWK to select the manuscript.

9. After the task selection, the website will be publicized for 3 days, in order to check whether the task has been plagiarized or cheated. During the publicity period, the member who wins the bid shall send the source document to the task publisher. If the publisher fails to confirm within 3 days of the publicity period, it will be deemed to be fully entrusted with the staff of EPWK.

10. The Publisher and the bidding member shall strictly follow the content described in the “Task Requirements” of each task. If the distributor makes a request beyond the scope of the “mission requirements”, the member has the right to refuse, and the publisher shall not use this as a reason to refuse to select the winning proposal or refund.

11. Full reward task, task at the end of the collection time, more than three valid manuscripts (including three) can not apply for refund, such as (Valid manuscript: Manuscript created in accordance with the requirements described in the Buyer’s published assignment, regardless of manuscript satisfaction), no submission or less than three Buyers can apply for a full refund after the solicitation period ends.

12. If a member is reported as suspected of plagiarism after winning the bid, the qualification of winning the bid will be cancelled and the corresponding credit value will be deducted after investigation and verification.

13. If the Buyer needs to sign an IP transfer agreement with the winning bidder, we will do our utmost to assist the Buyer to sign such agreement with the winning bidder.

14. No refunds or other assignments can be reassigned if the member has not submitted the manuscript or has not found the right person.

15. If the Buyer is proved to have cheated in the task solicitation, the website has the right to dispose of the task bounty and use it to return the bidding of Witkey and other purposes.

16. The Buyer shall be deemed as cheating in any of the following circumstances:

1) The Buyer participates in any form in the assignment it publishes and is selected as the submission winner;

2) The Buyer’s relatives, friends, colleagues, neighbors, etc. participate in the task published by oneself and are selected as the winning manuscript

3) Temporary registration, in the first draft (that is, Witkey registered temporarily after the Buyer issued the task or the task was extended at a higher price, and did not have any record of participating in other types of tasks and submitting valid manuscripts before the medium bid; Or submit manuscripts for a single winning task several times after registration), if the Buyer and the member of Witkey cannot provide sufficient and detailed evidence approved by the website to prove that the task transaction is a normal selection of manuscripts and the winning bid, the Buyer will be judged as cheating;

4) Other acts that undermine fair competition, defraud manuscripts and steal ideas

17. In any of the following cases, the manuscript submitted by Witkey will be regarded as cheating:

1) Witkey and the Buyer are in the same organization, relatives or friends;

2) Witkey and the Buyer use the same IP address to login;

3) Witkey and the Buyer are the same person;

4) Witkey uses false or untrue information to register;

5) Subcontracting manuscripts to a third party without authorization;

6) Other violations.

18. Witkey will be regarded as plagiarism under any of the following circumstances:

1) The manuscript of submission task belongs to others’ registered trademark, used pattern or used product name, etc.;

2) Witkey’s use of others’ manuscripts is beyond the scope of “appropriate citation”;

3) Directly use the pictures, screenshots and text of EPWK or other websites as submission;

4) Other manuscripts identified as plagiarism.

19. Those who copy others’ manuscripts will be dealt with as follows according to the seriousness of the case:

1) The qualification of winning the bid for plagiarized manuscripts shall be cancelled and the Buyer shall make a new selection;

2) In case of plagiarism for one time, the ability score obtained from plagiarism shall be deducted and the bad record shall be added for one time;

3) If plagiarized twice, the ability score of plagiarized will be deducted and the account will be locked for 30 days.

20. If the Buyer is under any of the following circumstances, EPWK has the right to refuse to publish its task; If the task has been published, EPWK has the right to cancel. All losses resulting therefrom shall be borne by the Buyer. Meanwhile, according to the seriousness of the circumstances, EPWK will freeze the Buyer’s account, seal the Buyer’s account, and transfer the Buyer’s account to the public security authority:

1) The act of maliciously hyping, deceiving, skimming, or laundering money under the guise of Posting an assignment;

2) Intentionally concealing important facts related to the task of promulgation or providing false information, if the circumstances are serious;

3) Resorting to fraud or coercion in the course of a task, thereby harming the interests of the State;

4) Maliciously colluding with Witkey to damage the interests of the state, a collective or a third party;

5) Other mandatory provisions of laws, regulations or administrative rules that are violated;

6) Violating the “Notice of the General Office of the Ministry of Culture and Tourism on Carrying out Special Rectification Action on Online Games Involving Gambling Cards”: Puzzle Games: Such as golden flowers, fried golden flowers, Texas Hold ‘em, Niu Niu, entertainment, landlord fighting, leisure, thirteen water, poker, Dragon fight, Puzzle, birds and beasts, joy five, four people Niu, Tongbi bullfighting, two people Niu, Huhu Shengwei, one hundred people Niu, one hundred people two, joy, bumper car, one hundred people Suha, one hundred people at 9:30, birds and beasts, hand turntable, fight the landowner, fire fighting double button, Wenzhou two people leisure; (2) fraud (find talent task): such as task, online profit, find talent, code characters, input, scribe, code personnel, etc.; (3) marketing cheating: such as brush crown, brush credit, brush drill, brush powder, brush praise, brush attention, brush reading, brush powder, brush powder, powder, brush single, WeChat recommendation, network recommendation, online profits, sell microblogging fans, brush microblogging fans, bad review processing, bad review, sale, package, canvassing, ticket, recommendation, etc.; (4) false authentication information: such as channel certification, channel certification, channel certification, channel certification, etc.

22. Members shall lock the account under any of the following circumstances:

1) If you plagiarize other people’s manuscripts and accumulate plagiarism for 3 times or more times, the ability score obtained by plagiarism will be deducted and the account will be locked for 60 days;

2) If the manuscript is deemed as highly similar and is recognized for 3 times or more times, the ability score obtained by plagiarism will be deducted and the account will be locked for 60 days;

3) If the false submission has reached three or more times, the ability score obtained from the false submission shall be deducted and the account shall be locked for 60 days;

4) In the bidding task of the entrusted task reward, if the transaction has been terminated for three or more times without reasonable request without reason, the ability score or credit score obtained by the exchange shall be deducted and the account shall be locked for 60 days;

5) For the bidding task of the entrusted task reward, if the price difference is found to subcontract to other individuals or units for 3 times or more after winning the bid, deduct the ability score of the exchange, and the account shall be locked for 60 days.

23. If a member has one of the following circumstances, it shall be given the seal number:

1) For the bidding task of the entrusted bounty, Witkey has lost contact for more than 3 times in the process of transaction;

2) The Buyer has increased the workload of the bidding task for which the bounty has been entrusted for 3 times or more.

24. The following conditions shall be met at the same time as the payment of the task bounty:

1) The source document (the final manuscript of the task) has been delivered

2) No member expresses any objection to the task, or it has been handled;

3) There is no relevant evidence to show that there is cheating in the task;

4) The three-day publicity period of the winning manuscript expires.

EPWK will transfer the task bounty to the bid winner following the Buyer’s instructions.

25. Specific requirements of task requirements description:

1) Task requirement description needs to be accurate and complete;

2) A task can only deal with one thing;

3) Different task types are prohibited from merging and publishing, and a task can only have one specific transaction.

26. Special circumstances:

1) After the completion of the task, if the staff of the winner and EPWK are unable to contact the Buyer and the Buyer refuse to pay the bounty without justifiable reasons, EPWK will pay the task bounty to the winner 10 days after sending the final notification message.

2) If there is a dispute between the Buyer and Witkey, and the two parties have a dispute over the allocation of the task reward, the party will deal with the mediation and arbitration of the parties according to the mediation will of both parties or the ruling result of the judicial organ.

5. Rules for Task Recharge and Withdrawal:

1. The full reward amount is 100% entrusted in EPWK to express full sincerity to Witkey. The managed funds can be paid through your personal account balance, online banking payment, bank transfer, Alipay payment, etc

2. After the task is submitted and the money is managed, the customer service staff of EPWK will review and release it to the website within 30 minutes (working hours). In case of non-working hours, it will be delayed. For unreasonable task requirements, the task payment can be returned to your account after the audit and rejection.

3. When users apply for cash withdrawal, the minimum amount shall be subject to the cash withdrawal page. Users applying for cash withdrawal can receive the payment within 1-3 working days after passing the examination. The cash withdrawal fee shall be subject to the latest information published on the platform.

4. The value-added services (including, but not limited to,: urgent, top-placed, copyright guard, hidden manuscripts, etc.) purchased when the Buyer releases the tasks are special goods for instant consumption, and you cannot apply for a refund after purchase.

6. Types of Tasks Prohibited in Violation of Laws and Regulations:

The following tasks are prohibited due to the violation of laws and regulations:

1. Software cracking and program cracking tasks;

2. Game plug-in and program plug-in tasks;

3. Steal online banking accounts and game accounts;

4. Tasks of infringing upon the intellectual property rights of third parties;

5. Tasks of infringing upon the rights of third parties;

6. Trojan horses, hacker programs and other tasks that damage network security;

7. Related to pornography, gambling and other tasks;

8. Other tasks that violate laws, regulations, administrative rules and other relevant regulations.

7. Types of Tasks that are Fraudulent and Prohibited

The following tasks may be prohibited for damage to the task participants or third parties;

1. Paper substitute writing task;

2. The task of requiring mobile phone verification and registration;

3. Tasks that require bank account verification or payment to participate in;

4. Deceptive tasks in the name of recruitment tasks;

5. Potential acquisition of tasks of personal or institutional privacy information such as ID card, email address, mobile phone number, bank account number, Alipay account number of the task participants;

6. Brush drilling, brush credit, account trading and other tasks;

7.Tasks of requiring task participants to release false information;

8. Task requirement description that escapes the audit of EPWK network through links and other ways;

9. Tasks that may cause damage to others or other institutions;

10. Other tasks that violate social ethics or mainstream social values.

8. Confidentiality Clause

1. EPWK will take all possible measures to protect the Buyer’s user data and personal information data security. However, due to technical limitations, EPWK cannot fully ensure that all of the Buyer’s private communications and other personal data will not be disclosed through channels not set forth herein. At the same time, EPWK has the obligation to provide users’ personal data to judicial organs and government departments as required by relevant laws. If the information of the Buyer is leaked due to the above reasons, EPWK will not be liable for it.

2. EPWK.com reserves the right to use the aggregated statistical information. On the premise of not disclosing the Buyer’s user privacy information, EPWK.com has the right to analyze the Buyer’s user database and make commercial use of the user database.

9. Force Majeure

1. Force Majeure means any event beyond the control, unpredictable or although foreseeable but unavoidable and without causing one or both parties to fully or partially perform this Agreement after the effective date of this Agreement. Force majeure includes but is not limited to strikes, explosions, fires, floods, earthquakes and other natural disasters and war, public disturbance, vandalism, expropriation, confiscation, acts of government sovereignty, etc.

2. In view of the special nature of the Internet and e-commerce, the parties shall also be exempted from liability under the following circumstances affecting the normal operation of the network:

1) hacker attack, computer virus invasion or outbreak;

2) The computer system is damaged, paralyzed or cannot be used normally, resulting in the loss of information or records;

3) Major impact caused by technological adjustment of telecommunication sector;

4) Temporary closure due to government control.

10. Termination

This Agreement shall come into force automatically from the date when the Buyer publishes the task and shall terminate on the date when the termination matters are agreed upon by both parties.